SEARCHLIGHT MINERALS CORP. S-3 REGISTRATION STATEMENTS
DECLARED EFFECTIVE

HENDERSON, Nevada (December 16, 2009) — Searchlight Minerals Corp. (OTCBB: SRCH) (“Searchlight” or the “Company”), an exploration stage minerals company focused on precious metals projects in the southwestern United States, today announced that the Securities and Exchange Commission declared the Company’s two Registration Statements on Form S-3 effective at 10:00 a.m. Eastern on December 14, 2009 and 2:00 p.m. Eastern on December 16, 2009, respectively.

The S-3 Registration Statement that was declared effective on December 14, 2009 was a post-effective amendment to the Company’s S-1 Registration Statement.  The purpose of the amendment relates to the modification of certain terms of the common stock purchase warrants that were the subject of the Registration Statement.

The S-3 Registration Statement that was declared effective on December 16, 2009 is for the registration of the shares and shares underlying the common stock purchase warrants in connection with the Company’s recent $15,098,245 private placement financing completed on November 12, 2009.

About Searchlight Minerals Corp.

Searchlight Minerals Corp. is an exploration stage minerals company focused on precious metals projects in the southwestern United States.  The Company is currently involved in two projects:  (1) the Clarkdale Slag Project, located in Clarkdale, Arizona, is a reclamation project to recover precious and base metals from the reprocessing of slag produced from the smelting of copper ores mined at the United Verde Copper Mine in Jerome, Arizona; and (2) the Searchlight Gold Project, which involves exploration for precious metals on mining claims near Searchlight, Nevada.  The Clarkdale Project is the more advanced of two ongoing projects that the Company is pursuing.  The Searchlight Gold Project is an early-stage gold exploration endeavor on 3,200 acres located approximately 50 miles south of Las Vegas, Nevada.

Searchlight Minerals Corp. is headquartered in Henderson, Nevada, and its common stock is listed on the OTC Bulletin Board under the symbol “SRCH.”  Additional information is available on the Company's website at www.searchlightminerals.com and in the Company’s filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

This Press Release may contain, in addition to historical information, forward-looking statements. Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning the specific factors disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with the U.S. Securities and Exchange Commission.  When used in this news release, the words such as "could,” “plan”, "estimate", "expect", "intend", "may", "potential", "should", and similar expressions, are forward-looking statements. The risk factors that could cause actual results to differ from these forward-looking statements include, but are not restricted to the Company’s limited operating history, uncertainties about the availability of additional financing, geological or mechanical difficulties affecting the Company’s planned geological or other work programs, uncertainty of estimates of mineralized material, operational risk, environmental risk, financial risk, currency risk and other statements that are not historical facts as disclosed under the heading “Risk Factors” and elsewhere in the Company’s periodic filings with securities regulators in the United States.  Consequently, risk factors including, but not limited to the aforementioned, may result in significant delays to the projected or anticipated production target dates.

Contact Information:

Carl Ager, Vice President at (702) 939-5247 or via email at ir@searchlightminerals.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com